Exhibit 99

News Release

Contact
Bev Fleming, Investor Relations	or Doug Holt, Media Contact
(312) 444-7811	(312) 557-1571

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS FIRST QUARTER

NET INCOME OF $157.2 MILLION, EARNINGS PER COMMON SHARE OF $.64.

(Chicago, April 20, 2010) Northern Trust Corporation today reported first quarter net income per common share of $.64 compared with net income per common share of $.61 in the first quarter of 2009. Net income was $157.2 million compared with net income of $161.8 million in the prior year quarter. The prior year quarter’s earnings per share were reduced by $.10 in connection with Northern Trust’s participation in the U.S. Department of the Treasury’s Capital Purchase Program (Capital Purchase Program). Return on average common equity was 9.9% in the current quarter, compared to 10.9% in the prior year quarter.

Frederick H. Waddell, Chairman and Chief Executive Officer, commented, “Northern Trust has shown exceptional resilience during this challenging economic period, as evidenced by our sustained growth in client assets. Assets under custody increased 31% over the past year to $3.7 trillion and assets under management increased 24% to $647.3 billion. Although historically low interest rates created challenging headwinds, signs of economic recovery, growth in our client base, and our strong balance sheet and capital levels position Northern Trust for long term growth.”

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FIRST QUARTER PERFORMANCE HIGHLIGHTS

Northern Trust’s first quarter consolidated revenues totaled $907.6 million, up slightly from $904.2 million in the prior year’s first quarter. Noninterest income increased 8% to $667.5 million and represented 74% of revenues. Trust, investment and other servicing fees increased by $104.4 million, or 25%, to $515.1 million, and accounted for 57% of first quarter revenues. Net interest income declined 17% to $240.1 million and represented 26% of revenues.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) increased 44% from the year-ago quarter to $297.3 million. The largest component of C&IS fees is custody and fund administration fees which increased 17% to $159.2 million, reflecting improved market valuations and new business. C&IS investment management fees for the first quarter of 2010 equaled $63.7 million, up 5% from the prior year quarter. The increase primarily reflects improved market valuations and new business, partially offset by $4.2 million of waived fees in money market funds due to the low level of short-term interest rates. Securities lending fees totaled $55.6 million compared with negative $7.9 million in the first quarter of last year. The increase is attributable to the recovery of previously recorded unrealized asset valuation losses of approximately $38 million in a mark-to-market investment fund used in securities lending activities, as compared to unrealized asset valuation losses of approximately $52 million recorded in the prior year quarter. Excluding the impact of valuation adjustments, the decrease in securities lending fees of approximately $27 million is attributable to significantly lower spreads on the investment of cash collateral, while volumes improved from the prior year quarter’s levels.

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Trust, investment and other servicing fees from Personal Financial Services (PFS) totaled $217.8 million in the current quarter, increasing 7% from $203.7 million in the prior year quarter. The increase in PFS fees was primarily a result of higher market valuations and new business, which were partially offset by $16.0 million of waived fees in money market funds due to the low level of short-term interest rates.

Assets Under Custody ($ in Billions)	March 31, 2010	December 31, 2009	March 31, 2009	% Change 1Q10 / 4Q09	% Change 1Q10 / 1Q09
Corporate & Institutional	$3,373.5	$3,325.9	$2,559.3	1%	32%
Personal	340.7	331.1	281.7	3	21
Total Assets Under Custody	$3,714.2	$3,657.0	$2,841.0	2%	31%

Assets Under Management ($ in Billions)	March 31, 2010	December 31, 2009	March 31, 2009	% Change 1Q10 / 4Q09	% Change 1Q10 / 1Q09
Corporate & Institutional	$498.2	$482.0	$392.0	3%	27%
Personal	149.1	145.2	130.3	3	14
Total Assets Under Management	$647.3	$627.2	$522.3	3%	24%

C&IS assets under custody totaled $3.4 trillion, up 32% from a year ago, and included $2.0 trillion of global custody assets, 44% higher than a year ago. C&IS assets under management totaled $498.2 billion, up 27% from a year ago, and included $121.3 billion of securities lending related collateral, a 28% increase from the prior year quarter.

Foreign exchange trading income totaled $79.7 million compared with $131.1 million in the prior year quarter. The 39% decrease reflects reduced levels of market volatility as compared to higher volatility levels which benefited last year’s first quarter. Revenues from security commissions and trading income totaled $13.3 million, down 21% from $16.8 million in the prior year quarter, primarily reflecting decreased revenue from core brokerage services.

Other operating income equaled $39.0 million, up $1.9 million, or 5%, compared with $37.1 million in the same period last year. The current quarter increase primarily reflects growth in commercial loan-related and banking services fee revenue which increased $7.6 million. The prior year quarter included $7.8 million in gains resulting from the sale of leased equipment.

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $240.1 million, down 17% from $287.7 million in the prior year quarter. The decrease is primarily attributable to the low interest rate environment which is reflected in the current quarter’s net interest margin of 1.44%, down from 1.68% in the prior year quarter. Average earning assets of $67.4 billion were 3% lower than a year ago, due to reductions in loans and money market assets.

The provision for credit losses was $40.0 million in the current quarter and net charge-offs totaled $30.6 million. This compares to a provision of $55.0 million and net charge-offs of $2.7 million recorded in the prior year quarter.

The table below provides information regarding nonperforming assets, the reserve for credit losses, and associated ratios as of March 31, 2010, December 31, 2009, and March 31, 2009.

($ In Millions)	March 31, 2010		December 31, 2009		March 31, 2009
Nonperforming Assets
Nonperforming Loans	$319.5		$278.5		$167.8
Other Real Estate Owned	45.7		29.6		4.3
Total Nonperforming Assets	365.2		308.1		172.1

Reserve for Credit Losses
Reserve for Credit Losses Assigned to:
Loans and Leases	320.5		309.2		286.2
Unfunded Loan Commitments and Standby Letters of Credit	29.5		31.4		17.1
Total Reserve for Credit Losses	$350.0		$340.6		$303.3

Ratios
Reserve for Credit Losses Assigned to Loans and Leases to Total Loans and Leases	1.15%		1.11%		.94%
Nonperforming Loans to Total Loans and Leases	1.14%		1.00%		.55%
Assigned Reserves to Nonperforming Loans Coverage	1.0	x	1.1	x	1.7	x

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Noninterest expenses equaled $619.7 million for the current quarter, up $26.2 million, or 4%, from $593.5 million in the year-ago quarter.

Compensation and employee benefit expenses, the largest component of noninterest expenses, increased $13.7 million, or 4%, to $337.8 million compared with the prior year quarter. The primary driver of the increase was share-based compensation expense, which totaled $17.6 million in the current quarter compared to a negative $5.1 million in the prior year quarter. Share-based compensation expense in the prior year quarter related to a performance plan totaled a negative $14.9 million due to the reversal of accruals for stock units which were not expected to vest. Additionally, share-based compensation expense attributable to stock options totaled $11.8 million in the current quarter, up from the $5.5 million in the prior year quarter due to an increase in the number of stock options granted during the current quarter. Offsetting the increase in share-based compensation expense was a reduction in salaries and benefits, reflecting decreased employee benefit expense and lower costs associated with temporary contracted services. Staff on a full-time equivalent basis at March 31, 2010 totaled approximately 12,500, up 2% from a year ago.

Expenses associated with outside services totaled $105.6 million, up $9.9 million or 10% from $95.7 million last year due to higher expenses for investment manager sub-advisory and technical services.

Equipment and software expense totaled $66.6 million, up 8% from $61.7 million in the prior year quarter. The increase resulted primarily from higher levels of depreciation expense from capital investments in technology. Net occupancy expense equaled $42.7 million, up 2% from $41.8 million in the prior year quarter.

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FIRST QUARTER PERFORMANCE HIGHLIGHTS (continued)

Other operating expenses totaled $67.0 million, a decrease of $3.2 million from $70.2 million in the prior year quarter. The prior year quarter included $8.3 million of expense incurred in connection with Capital Support Agreements (CSAs) that had been established to support certain Northern Trust investment vehicles. As of December 31, 2009, all such agreements had expired in connection with the final settlements of covered securities. The current quarter included higher Federal Deposit Insurance Corporation insurance premiums and advertising expenses.

Income tax expense of $81.0 million was recorded in the current quarter and $83.3 million in the prior year quarter. The effective tax rate equaled 34.0% in both periods.

FIRST QUARTER PERFORMANCE VS. FOURTH QUARTER

Net income per common share in the first quarter was $.64 as compared to $.82 per common share in the fourth quarter of 2009. Net income for the current quarter was $157.2 million compared to $200.3 million in the prior quarter.

Consolidated revenues decreased 4%, or $42.6 million, to $907.6 million from the fourth quarter of 2009. Trust, investment and other servicing fees were lower by $33.5 million, or 6%, in the first quarter, with C&IS fees down $31.4 million, or 10%, and PFS fees down $2.1 million, or 1%. The decrease in C&IS fees is attributable primarily to lower securities lending revenue, which totaled $55.6 million in the current quarter compared with $90.1 million in the fourth quarter of 2009, partially offset by improved market valuations and new business. The current quarter securities lending revenue includes the recovery of previously recorded unrealized asset valuation losses of approximately $38 million relating to a mark-to-market investment fund used

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FIRST QUARTER PERFORMANCE VS. FOURTH QUARTER (continued)

in our securities lending activities compared with the recovery of unrealized asset valuation losses of approximately $70 million in the fourth quarter of 2009. Excluding the impact of valuation adjustments, the current quarter securities lending fees decreased approximately $3 million. C&IS investment management fees in the current quarter decreased 1%, primarily impacted by $4.2 million of waived fees in money market funds due to the low level of short-term interest rates as compared to $1.2 million in the prior quarter.

The decrease in PFS fees primarily reflects increased waived fees in money market funds due to the low level of short-term interest rates, which totaled $16.0 million as compared to $11.4 million in the prior quarter. The increased fee waivers were partially offset by improved market valuations and new business.

Foreign exchange trading income decreased $7.7 million, or 9%, reflecting reduced currency volatility. Net interest income on a taxable equivalent basis in the current quarter was lower by $3.9 million, or 2%, and totaled $240.1 million compared with $244.0 million in the fourth quarter as a result of a 3% decrease in average earning assets. The current quarter net interest margin of 1.44%, up slightly from 1.43% in the fourth quarter, reflects the continued low interest rate environment.

Other operating income of $39.0 million for the current quarter was up slightly from $36.4 million in the prior quarter.

Net investment security gains totaled $.3 million for the current quarter compared to losses of $2.3 million in the prior quarter. The prior quarter loss included a $3.4 million pre-tax charge to reflect credit-related other-than-temporary-impairment of certain residential mortgage-backed securities held within Northern Trust’s balance sheet investment securities portfolio.

The provision for credit losses totaled $40.0 million in the current quarter, consistent with the provision in the fourth quarter of 2009.

Noninterest expenses totaled $619.7 million in the first quarter, a decrease of $1.6 million from the fourth quarter’s $621.3 million.

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FIRST QUARTER PERFORMANCE VS. FOURTH QUARTER (continued)

Compensation and employee benefit expenses increased $13.1 million, or 4%, to $337.8 million compared with the prior quarter. The primary driver of the increase was share-based compensation expense, which totaled $17.6 million in the current quarter compared to $2.0 million in the prior quarter. The prior quarter’s share-based compensation expense related to a performance plan totaled a negative $7.6 million due to the reversal of accruals for stock units which were not expected to vest. Additionally, Northern Trust’s primary grant of stock options typically occurs in the first quarter of each year. Stock options granted to retirement-eligible employees are expensed in their entirety on their grant date. Consequently, the current quarter included $11.8 million in share-based compensation attributable to stock options, compared with $4.6 million last quarter.

Outside services totaled $105.6 million, down 11% compared to $118.0 million in the fourth quarter of 2009, reflecting lower costs for technical, legal, and consulting services.

Equipment and software expenses totaled $66.6 million, down 8%, or $6.0 million, from $72.6 million in the fourth quarter of 2009. The decrease was driven by lower levels of depreciation expense. Net occupancy expense equaled $42.7 million, down 1% from $43.3 million in the prior quarter.

Other operating expenses totaled $67.0 million, an increase of $4.3 million from $62.7 million in the fourth quarter due to an increase in business promotion expenses and other miscellaneous items. The prior quarter included $12.1 million of expense associated with the final support payments and expiration of the CSAs.

Total income tax expense was $81.0 million for the current quarter, representing an effective rate of 34.0%. Income tax expense of $78.8 million in the prior quarter, representing an effective tax rate of 28.2%, reflected a higher proportion of income being generated in jurisdictions with lower tax rates than the U.S. and the favorable resolution of certain state tax matters.

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BALANCE SHEET

Assets averaged $75.0 billion for the current quarter, down 3% from last year’s first quarter average of $77.4 billion. Earning assets averaged $67.4 billion, also down 3% from the prior year quarter. Loans and leases averaged $27.5 billion, a 7% decrease from $29.7 billion in the prior year quarter. Average money market assets equaled $21.6 billion, as compared to $22.9 billion in the first quarter of last year. Partially offsetting these decreases was an increase in average investment securities of 9% to $18.3 billion in the current quarter.

Residential mortgages averaged $10.8 billion in the quarter, up 3% from the prior year’s first quarter, and represented 39% of the total average loan and lease portfolio. Commercial loans averaged $6.4 billion, down 22% from $8.2 billion last year, while personal loans averaged $4.9 billion, up 4% from last year’s first quarter. Loans outside the U.S. averaged $656.5 million, a 50% decrease from $1.3 billion in the prior year quarter.

Total stockholders’ equity averaged $6.5 billion, down 3% from the prior year’s first quarter average of $6.7 billion. The prior year quarter average includes the November 2008 issuance of senior preferred stock and related warrant to the U.S. Department of the Treasury pursuant to the terms of the Capital Purchase Program, which were repurchased in June and August of 2009, respectively. The current quarter average includes the May 2009 issuance of 17,250,000 common shares in connection with a public offering and the retention of earnings.

Northern Trust’s risk-based capital ratios remained strong at March 31, 2010, with the Corporation’s tier 1 capital ratio of 13.4%, total risk-based capital ratio of 15.5%, and leverage ratio of 8.9% each exceeding the regulatory requirements for classification as a “well capitalized” institution established by U.S. banking regulators of 6%, 10%, and 5%, respectively. Each of Northern Trust’s U.S. subsidiary banks had capital ratios at March 31, 2010 that were above the levels required for classification as a “well capitalized” institution.

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BALANCE SHEET (continued)

The ratio of tier 1 common equity to risk-weighted assets, a non-GAAP financial measure, was 12.8% at March 31, 2010, unchanged from December 31, 2009, and was 9.6% at March 31, 2009. The following table provides a reconciliation of tier 1 common equity to tier 1 capital calculated in accordance with applicable regulatory requirements and GAAP.

(In Millions)	March 31, 2010	December 31, 2009	March 31, 2009
Tier 1 Capital	$6,630.9	$6,522.2	$6,818.4
Less: Preferred Stock	—	—	1,504.6
Floating Rate Capital Securities	268.5	268.5	268.4
Tier 1 Common Equity	$6,362.4	$6,253.7	$5,045.4
Ratios
Tier 1 Capital	13.4%	13.4%	13.0%
Tier 1 Common Equity Ratio	12.8%	12.8%	9.6%

Northern Trust is providing the ratio of tier 1 common equity to risk-weighted assets in addition to its capital ratios prepared in accordance with regulatory requirements and GAAP as it is a measure that the Corporation and investors use to assess capital adequacy.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, capital adequacy, dividend policy, expansion and business development plans, risk management policies, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2009 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF FIRST QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s first quarter earnings conference call will be webcast live on April 20, 2010. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 9:00 a.m. CT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/financialreleases

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 2:00 p.m. CT on April 20, 2010 through 5:00 p.m. CT on April 27, 2010. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION	Page 1

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA
($ In Millions Except Per Share Data)	FIRST QUARTER
	2010	2009	% Change (*)

Noninterest Income
Trust, Investment and Other Servicing Fees	$515.1	$410.7	25%
Foreign Exchange Trading Income	79.7	131.1	(39)
Treasury Management Fees	20.1	20.4	(1)
Security Commissions & Trading Income	13.3	16.8	(21)
Other Operating Income	39.0	37.1	5
Investment Security Gains (Losses), net	0.3	0.4	(28)

Total Noninterest Income	667.5	616.5	8

Interest Income (Taxable Equivalent)	324.0	404.4	(20)
Interest Expense	83.9	116.7	(28)

Net Interest Income (Taxable Equivalent)	240.1	287.7	(17)

Total Revenue (Taxable Equivalent)	907.6	904.2	—

Noninterest Expenses
Compensation	274.7	258.3	6
Employee Benefits	63.1	65.8	(4)
Outside Services	105.6	95.7	10
Equipment and Software Expense	66.6	61.7	8
Occupancy Expense	42.7	41.8	2
Other Operating Expenses	67.0	70.2	(5)

Total Noninterest Expenses	619.7	593.5	4

Provision for Credit Losses	40.0	55.0	(27)
Taxable Equivalent Adjustment	9.7	10.6	(9)

Income before Income Taxes	238.2	245.1	(3)
Provision for Income Taxes	81.0	83.3	(3)

NET INCOME	$157.2	$161.8	(3	) %

Net Income Applicable to Common Stock	$157.2	$138.8	13%

Per Common Share
Net Income
Basic	$0.65	$0.62	5%
Diluted	0.64	0.61	5

Average Common Equity	$6,454.6	$5,172.9	25%
Return on Average Common Equity	9.88%	10.88%
Return on Average Assets	0.85%	0.85%

Common Dividend Declared per Share	$0.28	$0.28	—%
Preferred Dividends and Related Adjustments	—	23.0	N/M

Average Common Shares Outstanding (000s)
Basic	241,724	223,357
Diluted	242,395	224,401
Common Shares Outstanding (EOP)	241,850	223,669

(N/M) Percentage change is either not meaningful or not applicable.

(*)	Percentage calculations are based on actual balances rather than the rounded amounts presented in the Supplemental Consolidated Financial Information.

NORTHERN TRUST CORPORATION	Page 2

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME DATA	FIRST	FOURTH
($ In Millions Except Per Share Data)	QUARTER	QUARTER
	2010	2009	% Change (*)

Noninterest Income
Trust, Investment and Other Servicing Fees	$515.1	$548.6	(6	) %
Foreign Exchange Trading Income	79.7	87.4	(9)
Treasury Management Fees	20.1	20.2	—
Security Commissions & Trading Income	13.3	15.9	(16)
Other Operating Income	39.0	36.4	7
Investment Security Gains (Losses), net	0.3	(2.3)	112

Total Noninterest Income	667.5	706.2	(5)

Interest Income (Taxable Equivalent)	324.0	334.1	(3)
Interest Expense	83.9	90.1	(7)

Net Interest Income (Taxable Equivalent)	240.1	244.0	(2)

Total Revenue (Taxable Equivalent)	907.6	950.2	(4)

Noninterest Expenses
Compensation	274.7	269.7	2
Employee Benefits	63.1	55.0	15
Outside Services	105.6	118.0	(11)
Equipment and Software Expense	66.6	72.6	(8)
Occupancy Expense	42.7	43.3	(1)
Other Operating Expenses	67.0	62.7	7

Total Noninterest Expenses	619.7	621.3	—

Provision for Credit Losses	40.0	40.0	—
Taxable Equivalent Adjustment	9.7	9.8	(1)

Income before Income Taxes	238.2	279.1	(15)
Provision for Income Taxes	81.0	78.8	3

NET INCOME	$157.2	$200.3	(22	) %

Per Common Share
Net Income
Basic	$0.65	$0.82	(21	) %
Diluted	0.64	0.82	(22)

Average Common Equity	$6,454.6	$6,354.4	2%
Return on Average Common Equity	9.88%	12.51%
Return on Average Assets	0.85%	1.06%

Common Dividend Declared per Share	$0.28	$0.28	—%

Average Common Shares Outstanding (000s)
Basic	241,724	241,554
Diluted	242,395	242,023
Common Shares Outstanding (EOP)	241,850	241,680

NORTHERN TRUST CORPORATION	Page 3

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	MARCH 31
	2010	2009	% Change (*)
Assets
Money Market Assets	$22,982.5	$21,776.0	6%
Securities
U.S. Government	59.0	16.2	264
Government Sponsored Agency and Other	17,061.7	16,949.2	1
Municipal	746.1	837.8	(11)
Trading Account	9.8	5.1	91

Total Securities	17,876.6	17,808.3	—
Loans and Leases	27,962.0	30,410.9	(8)

Total Earning Assets	68,821.1	69,995.2	(2)
Reserve for Credit Losses Assigned to Loans & Leases	(320.5)	(286.2)	12
Cash and Due from Banks	2,651.7	2,104.1	26
Client Security Settlement Receivables	970.6	702.3	38
Buildings and Equipment, net	540.5	535.2	1
Other Nonearning Assets	3,655.2	5,414.0	(32)

Total Assets	$76,318.6	$78,464.6	(3	) %

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$15,640.6	$13,779.1	14%
Other Time	1,482.8	984.0	51
Non-U.S. Offices - Interest-Bearing	29,125.7	27,785.5	5

Total Interest-Bearing Deposits	46,249.1	42,548.6	9
Short-Term Borrowings	5,455.0	10,959.4	(50)
Senior Notes and Long-Term Debt	4,397.2	4,469.9	(2)

Total Interest-Related Funds	56,101.3	57,977.9	(3)
Demand & Other Noninterest-Bearing Deposits	11,186.1	10,796.0	4
Other Liabilities	2,584.1	3,166.0	(18)

Total Liabilities	69,871.5	71,939.9	(3)
Total Equity	6,447.1	6,524.7	(1)

Total Liabilities and Stockholders’ Equity	$76,318.6	$78,464.6	(3	) %

NORTHERN TRUST CORPORATION	Page 4

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)	MARCH 31	DECEMBER 31
	2010	2009	% Change (*)
Assets
Money Market Assets	$22,982.5	$28,128.2	(18	) %
Securities
U.S. Government	59.0	74.0	(20)
Government Sponsored Agency and Other	17,061.7	17,780.5	(4)
Municipal	746.1	769.0	(3)
Trading Account	9.8	9.9	(1)

Total Securities	17,876.6	18,633.4	(4)
Loans and Leases	27,962.0	27,805.7	1

Total Earning Assets	68,821.1	74,567.3	(8)
Reserve for Credit Losses Assigned to Loans & Leases	(320.5)	(309.2)	4
Cash and Due from Banks	2,651.7	2,491.8	6
Client Security Settlement Receivables	970.6	794.8	22
Buildings and Equipment, net	540.5	543.5	(1)
Other Nonearning Assets	3,655.2	4,053.3	(10)

Total Assets	$76,318.6	$82,141.5	(7	) %

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$15,640.6	$17,520.7	(11	) %
Other Time	1,482.8	1,524.5	(3)
Non-U.S. Offices - Interest-Bearing	29,125.7	27,752.8	5

Total Interest-Bearing Deposits	46,249.1	46,798.0	(1)
Short-Term Borrowings	5,455.0	9,765.6	(44)
Senior Notes and Long-Term Debt	4,397.2	4,666.4	(6)

Total Interest-Related Funds	56,101.3	61,230.0	(8)
Demand & Other Noninterest-Bearing Deposits	11,186.1	11,483.3	(3)
Other Liabilities	2,584.1	3,116.1	(17)

Total Liabilities	69,871.5	75,829.4	(8)
Total Equity	6,447.1	6,312.1	2

Total Liabilities and Stockholders’ Equity	$76,318.6	$82,141.5	(7	) %

NORTHERN TRUST CORPORATION	Page 5
(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	FIRST QUARTER
	2010	2009	% Change (*)
Assets
Money Market Assets	$21,613.4	$22,948.1	(6	) %
Securities
U.S. Government	67.2	17.8	277
Government Sponsored Agency and Other	17,475.3	15,887.3	10
Municipal	750.6	861.6	(13)
Trading Account	10.8	5.6	91

Total Securities	18,303.9	16,772.3	9
Loans and Leases	27,497.8	29,725.3	(7)

Total Earning Assets	67,415.1	69,445.7	(3)
Reserve for Credit Losses Assigned to Loans & Leases	(305.4)	(228.8)	33
Nonearning Assets	7,859.9	8,138.6	(3)

Total Assets	$74,969.6	$77,355.5	(3	) %

Liabilities and Stockholders’ Equity
Interest-Bearing Deposits
Savings	$15,249.4	$12,342.7	24%
Other Time	1,488.3	837.6	78
Non-U.S. Offices-Interest-Bearing	27,973.4	30,559.4	(8)

Total Interest-Bearing Deposits	44,711.1	43,739.7	2
Short-Term Borrowings	6,839.4	6,630.9	3
Senior Notes and Long-Term Debt	4,598.2	4,571.2	1

Total Interest-Related Funds	56,148.7	54,941.8	2
Demand & Other Noninterest-Bearing Deposits	9,517.9	12,394.6	(23)
Other Liabilities	2,848.4	3,343.2	(15)

Total Liabilities	68,515.0	70,679.6	(3)
Total Equity	6,454.6	6,675.9	(3)

Total Liabilities and Stockholders’ Equity	$74,969.6	$77,355.5	(3	) %

NORTHERN TRUST CORPORATION	Page 6
(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA ($ In Millions Except Per Share Data)	2010	2009
	Quarter	Quarters
	First	Fourth	Third	Second	First

Net Income Summary
Trust, Investment and Other Servicing Fees	$515.1	$548.6	$523.1	$601.4	$410.7
Other Noninterest Income	152.4	157.6	156.3	183.6	205.8
Net Interest Income (Taxable Equivalent)	240.1	244.0	248.2	260.1	287.7

Total Revenue (Taxable Equivalent)	907.6	950.2	927.6	1,045.1	904.2
Provision for Credit Losses	40.0	40.0	60.0	60.0	55.0
Noninterest Expenses	619.7	621.3	599.2	502.7	593.5

Pretax Income (Taxable Equivalent)	247.9	288.9	268.4	482.4	255.7
Taxable Equivalent Adjustment	9.7	9.8	9.9	9.9	10.6
Provision for Income Taxes	81.0	78.8	70.6	158.3	83.3

Net Income	$157.2	$200.3	$187.9	$314.2	$161.8

Net Income Applicable to Common Stock	$157.2	$200.3	$187.9	$226.1	$138.8

Per Common Share
Net Income - Basic	$0.65	$0.82	$0.77	$0.95	$0.62
- Diluted	0.64	0.82	0.77	0.95	0.61
Dividend Declared	0.28	0.28	0.28	0.28	0.28
Book Value (EOP)	26.66	26.12	25.77	25.39	22.44
Market Value (EOP)	55.26	52.40	58.16	53.68	59.82

Ratios
Return on Average Common Equity	9.88%	12.51%	11.91%	15.48%	10.88%
Return on Average Assets	0.85	1.06	1.05	1.71	0.85
Net Interest Margin	1.44	1.43	1.54	1.59	1.68

Risk-based Capital Ratios
Tier 1	13.4%	13.4%	13.3%	12.6%	13.0%
Total (Tier 1 + Tier 2)	15.5	15.8	15.7	15.0	15.2
Leverage	8.9	8.8	9.0	8.6	8.9
Tier 1 Common Equity (non-GAAP)	12.8	12.8	12.7	12.1	9.6

Assets Under Custody ($ in Billions) - EOP
Corporate	$3,373.5	$3,325.9	$3,233.0	$2,908.3	$2,559.3
Personal	340.7	331.1	321.9	300.2	281.7

Total Assets Under Custody	$3,714.2	$3,657.0	$3,554.9	$3,208.5	$2,841.0

Managed Assets	$647.3	$627.2	$610.5	$558.9	$522.3

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$319.5	$278.5	$292.3	$227.9	$167.8
Other Real Estate Owned (OREO)	45.7	29.6	9.2	5.9	4.3

Total Nonperforming Assets	$365.2	$308.1	$301.5	$233.8	$172.1

Nonperforming Assets / Loans & OREO	1.30%	1.11%	1.07%	0.81%	0.57%

Gross Charge-offs	$32.7	$35.0	$46.9	$45.0	$5.4
Less: Gross Recoveries	2.1	2.7	0.8	0.3	2.7

Net Charge-offs	$30.6	$32.3	$46.1	$44.7	$2.7

Net Charge-offs (Annualized) to Average Loans	0.45%	0.46%	0.65%	0.62%	0.04%
Reserve for Credit Losses Assigned to Loans	$320.5	$309.2	$307.8	$297.3	$286.2
Reserve to Nonaccrual Loans	100%	111%	105%	130%	171%
Reserve for Other Credit-Related Exposures	$29.5	$31.4	$25.2	$21.8	$17.1